PROXY VOTING POLICIES AND PROCEDURES
Hall Capital Partners, LLC

A.	Background

Generally, the types of investments recommended by the Firm do not solicit proxies from shareholders, and the Firm generally does not vote proxies on behalf of its clients.  However, if and when the Firm has the responsibility to vote proxies, it will do so in accordance with the following policies and procedures.

B.	General Voting Policies

Client’s Best Interest.  Proxies are voted with the paramount aim of furthering the best economic interest of clients over the long term (“best interest of clients”), which often includes promoting good corporate governance and promoting adequate disclosure of company policies, activities and returns, including the fair and equal treatment of shareholders.

Case-by-Case Basis.  These policies and procedures are guidelines.  Each vote is ultimately cast on a case-by-case basis, taking into consideration the best interest of clients, the contractual obligations under the Firm’s advisory agreement or comparable document, as applicable, and all other relevant facts and circumstances at the time of the vote.  Such action may be based on fundamental, social, environmental or human rights grounds if they are in accordance with the best interest of clients.  The Firm’s general philosophy is to support existing management on votes on routine issues such as the financial statements of a company or the appointment of independent auditors.

Individualized.  To the extent that clients have adopted their own procedures, and the Firm is asked to vote proxies in accordance with those procedures, the Firm may vote the same Securities differently depending upon those clients’ directions.

Sources of Information.  The Firm may conduct research internally or use the services of an independent research consultant or independent service provider.  The Firm may consider any information it deems relevant, including, without limitation, legislative materials, studies of corporate governance and other proxy voting issues, or analyses of shareholder and management proposals by a certain sector of companies, e.g., Fortune 500 companies.

Limitations.  Under certain circumstances, the Firm may take a limited role in voting proxies, or not vote proxies, including: if the Firm does not learn about or receive materials about a proxy vote in a timely manner, if the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant or if costs are unjustifiably high (e.g., non-U.S. Securities).  If a client requests in writing that the Firm vote its proxy in a manner inconsistent with the Firm’s obligations under its advisory contract or similar document, the Firm will decide on a course of action at that time.

Delegation to sub-advisers. Where sub-advisers manage all or portions of a client’s portfolio, the Firm generally delegates proxy voting responsibility to the sub-advisers for the appropriate portion of the entity’s portfolio.  In these cases, such as for the Kiewit Fund, the Firm does not vote proxies.

C.	Material Conflicts of Interest

Material conflicts of interest are resolved in the best interest of clients.  If the Firm determines there is, or may be, a material conflict of interest in voting proxies between the Firm’s interests and those of the client, the Firm may choose among the following options, or others, to address the conflict: (1) vote in accordance with the recommendations of an independent service provider; (2) “echo vote” or “mirror vote” the proxies in the same proportion as the votes of other proxy holders that are not the Firm’s clients; (3) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (4) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (5) if agreed upon with the client, forward the proxies to affected clients allowing them to vote their own proxies.  “Material conflict of interest” includes circumstances when the Firm knowingly does business with a proxy issuer or an entity under common control with such an issuer, which creates an actual or apparent material conflict between the interests of the Firm and the interests of one or more clients in how proxies of that issuer should be voted.

D.	Availability of Policies and Procedures/Disclosure of Proxy Voting Record

If the Firm has proxy voting responsibility for a client, upon request, it will provide a record of how the client’s shares were voted and a current copy of these proxy voting policies and procedures.  Clients should direct their requests in writing to:

Hall Capital Partners LLC
One Maritime Plaza, Fifth Floor
San Francisco, CA  94111
Attn: Ms. Helane Morrison
By e-mail to: hmorrison@hallcapital.com